                                                                                            Exhibit 99.1

                                                                        United Rentals, Inc.
                                                                    Five Greenwich Office Park
                                                                    Greenwich, CT 06831

                                                                    tel: 203 622 3131
                                                                    fax: 203 622 6080

                                                                    unitedrentals.com

Jenne Britell Appointed to United Rentals Board of Directors

GREENWICH, Conn. — December 15, 2006 — United Rentals, Inc. (NYSE: URI) today announced that Jenne K. Britell, Ph.D., has joined the company’s board of directors. Dr. Britell is chairman and chief executive officer of Structured Ventures, Inc., advisors to private equity and venture capital firms. She has served in this capacity since 2001.

Dr. Britell is a former senior executive of GE Capital, the Financial Services subsidiary of General Electric. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. Previously, she was president and chief executive officer of GE Capital, Central and Eastern, Europe based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp, and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland.

Dr. Britell is a director of three NYSE companies: Crown Holdings, Inc., Quest Diagnostics, Inc., and West Pharmaceutical Services, Inc., a director of the U.S. - Russia Investment Fund, a sustaining trustee of the Fox Chase Cancer Center, and is involved in other not-for-profit organizations. She holds a Ph.D. and Master of Science degrees from Columbia University, and Bachelor of Arts and Master of Arts degrees from Harvard University.

Bradley Jacobs, chairman of United Rentals, said, “We are delighted to welcome Jenne Britell to our board, which now has 13 members, and look forward to benefiting from her wealth of business experience.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 760 rental locations in 48 states, 10 Canadian provinces and Mexico. The company's 13,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor's MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:
Chuck Wessendorf               Nicole Salas
VP, Investor Relations              Manager, Corporate Communications
and Corporate Communications          United Rentals, Inc.
United Rentals, Inc.               (203) 618-7246
(203) 618-7318                      nsalas@ur.com
cwessendorf@ur.com